EXHIBIT 99.1

DIONEX LETTERHEAD

PRESS RELEASE

July 30, 2003	Contact: Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS RECORD SALES AND EPS FOR THE FULL YEAR AND FOURTH QUARTER

FOR RELEASE WEDNESDAY, JULY 30, 2003 1:05 P.M. PDT

Sunnyvale, California – Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings per share for its full year and fourth quarter of fiscal 2003.

Sales for the fiscal year ended June 30, 2003 were $214.9 million, an increase of 18%, compared with the $182.4 million reported for the last fiscal year. Excluding the favorable effects of currency fluctuations, sales grew by 11% for the year. Diluted earnings per share for the year were $1.45. Excluding the write-off of an investment in an unaffiliated entity, diluted earnings per share were $1.52, a 23% increase over the $1.24 reported for last fiscal year. Cash flow from operations was also very strong and totaled over $43 million for the year.

For the quarter ended June 30, 2003, sales were $57.1 million, an increase of 18%, compared to the $48.6 million reported for the fourth quarter last year. Excluding the favorable effects of currency fluctuations, sales grew by 9% for the quarter. Diluted earnings per share for the quarter were $.40, an increase of 14% compared with the $.35 reported for the fourth quarter last year. Cash flow from operations for the quarter was very strong with over $15 million being generated.

During the fourth quarter, the Company repurchased 196,300 shares of its common stock, bringing the total shares repurchased for the year to 722,700 shares.

A. Blaine Bowman, Chairman of the Board, commenting on the results, said, “We are very pleased with the strong growth in sales and earnings for fiscal 2003. In fact, we achieved the highest level of sales and EPS in the history of the Company, both on an annual basis and for the fourth quarter. We experienced solid growth in our major markets of North America, Europe and Asia. Moreover, we saw solid growth in all of our major product lines: Ion Chromatography, HPLC and Sample Extraction. The momentum that we saw in the first three quarters carried into the fourth quarter, despite a continued difficult economic environment.”

Lukas Braunschweiler, President and Chief Executive Officer, added, “We are pleased with the strong overall performance. Sales grew by 18% and operating income grew by 21% in the quarter compared with the previous year. We experienced strong sales growth in Europe with reported growth of over 20% and local currency growth in the high-single digits. In North America, sales were up in the mid-single digits. Asia/Pacific sales grew over 20% in both reported and local currency, including China where revenues doubled compared with a year ago. We also saw growth in all of our product lines during the quarter, with IC and HPLC both growing in the high teens.

“We continued to experience growth in our key life sciences and environmental markets. In our other markets, we reported very solid results with all of the markets growing, except chemical/petrochemical and electronics.

“Looking at the first quarter of fiscal 2004, we estimate that sales will be in the $51-53 million range and diluted earnings per share will be in the range of $.31-$.33. For the entire fiscal year, we believe that sales will be in the $232-$238 million range and diluted earnings per share in the range of $1.67-$1.73. In arriving at these estimates, we assumed that there will be a slight recovery in economic conditions in the third and fourth quarters of our fiscal year. We also assumed that the Asia/Pacific region, especially China, will continue to grow significantly and that the U.S. dollar will not fluctuate significantly from its levels at June 30, 2003.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss fourth quarter results in a conference call on Wednesday, July 30, 2003 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, July 31, 2003 until 5:00 p.m. PT, Monday, August 18, 2003.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$57,090	$48,579	$214,909	$182,434
Cost of sales	19,191	16,965	73,273	63,740

Gross profit	37,899	31,614	141,636	118,694

Operating expenses:
Selling, general and administrative	20,862	17,470	76,929	65,126
Research and product development	4,472	3,735	16,888	15,094

Total operating expenses	25,334	21,205	93,817	80,220

Operating income	12,565	10,409	47,819	38,474
Interest income, net	117	180	312	325
Write-off of a non-affiliate investment	—	—	(2,067)	—
Other income	71	532	497	2,101

Income before taxes on income	12,753	11,121	46,561	40,900
Taxes on income	4,145	3,614	15,133	13,292

Net income	$8,608	$7,507	$31,428	$27,608

Basic earnings per share	$0.41	$0.35	$1.49	$1.27

Diluted earnings per share	$0.40	$0.35	$1.45	$1.24

Shares used in computing per share amounts:
Basic	20,928	21,268	21,057	21,705

Diluted	21,653	21,669	21,632	22,184

RECONCILIATION OF DILUTED EARNINGS PER SHARE BEFORE WRITE-OFF OF A NON-AFFILIATE INVESTMENT:
Net income, as reported	8,608	7,507	31,428	27,608
Write-off of non-affiliate investment	—	—	2,067	—
Tax effect	—	—	(672)	—

Adjusted net income	8,608	7,507	32,823	27,608

Adjusted diluted earnings per share	$0.40	$0.35	$1.52	$1.24

Shares used to compute adjusted diluted earnings per share	21,653	21,669	21,632	22,184

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2003 AND JUNE 30, 2002

(In thousands)

	June 30,	June 30,
	2003	2002

ASSETS
Current assets:
Cash and equivalents	$46,831	$22,169
Marketable equity securities	1,402	2,281
Accounts receivable, net	46,613	45,139
Inventories	25,462	22,410
Other current assets	11,941	10,390

Total current assets	132,249	102,389
Property, plant and equipment, net	45,436	44,895
Goodwill and other intangible assets	28,856	25,055
Other assets	6,559	8,379

	$213,100	$180,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,334	$2,503
Accounts payable	5,443	5,227
Accrued liabilities	29,045	24,306
Income taxes payable	6,189	4,902
Accrued product warranty	3,188	2,912

Total current liabilities	45,199	39,850
Deferred income taxes and other	8,121	8,159
Long term debt	500	1,002
Stockholders’ equity	159,280	131,707

	$213,100	$180,718

XXXX